Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2023

Financial Results

IRVINE, California – January 25, 2023—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the third fiscal quarter ended December 24, 2022. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended December 24, 2022:

●	Net sales increased 5.9% over the prior-year period to $514.6 million, cycling 60.7% net sales growth in the prior-year period.
●	Same store sales decreased 3.6% compared to the prior-year period, cycling 54.2% same store sales growth in the prior-year period. The 3.6% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 0.8% and a decrease in e-commerce same store sales of 15.2%.
●	Net income was $52.8 million, or $1.74 per diluted share, compared to $69.2 million, or $2.27 per diluted share in the prior-year period. Excluding a $0.04 per share tax benefit related primarily to income tax accounting for share-based compensation, net income per diluted share was $2.23 in the prior-year period.
●	The Company opened 12 new stores, or 33 stores year-to-date, bringing its total store count to 333.

Jim Conroy, President and Chief Executive Officer, commented “I would like to thank the entire Boot Barn team for continuing to achieve solid sales and margin performance on top of a record-setting holiday season last year. Over the past few years, our annual average store volume has grown by more than 55%, with the elevated level proving sustainable through yet another holiday quarter. This growth, coupled with a very successful new store roll-out program has us on track to nearly double our annual sales this year as compared to pre-pandemic levels. Looking forward, our growth opportunities remain as strong as ever, with very successful recent store openings combined with a robust new store pipeline. We feel good about our level of store inventory with weeks of supply back to pre-pandemic levels and are pleased that our retail store same store sales remain positive on a year-to-date basis. As we head into fiscal 2024, we have multiple levers of earnings growth from same store sales, new store openings, and margin accretion from exclusive brands and lower freight charges.”

Operating Results for the Third Quarter Ended December 24, 2022 Compared to the Third Quarter Ended December 25, 2021

●	Net sales increased 5.9% to $514.6 million from $485.9 million in the prior-year period. Consolidated same store sales decreased 3.6% with retail store same store sales decreasing 0.8% and e-commerce same store sales decreasing 15.2%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales. Higher average unit retail prices, driven in part by inflation, further contributed to the increase in net sales.

●	Gross profit was $187.8 million, or 36.5% of net sales, compared to $191.7 million, or 39.4% of net sales, in the prior-year period. Gross profit decreased primarily due to higher freight expense and cost of merchandise. The decrease in gross profit rate of 290 basis points was driven primarily by a 190 basis-point decrease in merchandise margin and 100 basis points of deleverage in buying, occupancy and distribution center costs. The decline in merchandise margin rate was driven primarily by a 180 basis-point headwind from higher freight expense.
●	Selling, general and administrative expenses were $115.3 million, or 22.4% of net sales, compared to $99.5 million, or 20.5% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store-related expenses, store payroll, and marketing expenses compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales increased by 190 basis points primarily as a result of higher store-related expenses and store payroll.
●	Income from operations decreased $19.7 million to $72.5 million, or 14.1% of net sales, compared to $92.2 million, or 19.0% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $52.8 million, or $1.74 per diluted share, compared to net income of $69.2 million, or $2.27 per diluted share in the prior-year period. Excluding a $0.04 per share tax benefit related primarily to income tax accounting for share-based compensation, net income per diluted share was $2.23 in the prior-year period.

Operating Results for the Nine Months Ended December 24, 2022 Compared to the Nine Months Ended December 25, 2021

●	Net sales increased 11.5% to $1.232 billion from $1.105 billion in the prior-year period. Consolidated same store sales increased 1.8% with retail store same store sales increasing 3.6% and e-commerce same store sales decreasing 7.5%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months and an increase of 1.8% in consolidated same store sales, which saw an increase in average unit retail prices, driven in part by inflation.
●	Gross profit was $454.7 million, or 36.9% of net sales, compared to $426.2 million, or 38.6% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The decrease in gross profit rate of 170 basis points was driven by 120 basis points of deleverage in buying, occupancy and distribution center costs and a 50 basis-point decrease in merchandise margin. The decline in merchandise margin rate was driven primarily by a 90 basis-point headwind from higher freight expense, partially offset by growth in exclusive brand penetration.
●	Selling, general and administrative expenses were $285.7 million, or 23.2% of net sales, compared to $230.3 million, or 20.8% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, store-related expenses, and marketing expenses compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales increased by 230 basis points primarily as a result of an increase in store-related expenses, store payroll, and marketing expenses.

●	Income from operations decreased $26.9 million to $169.1 million, or 13.7% of net sales, compared to $195.9 million, or 17.7% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $124.1 million, or $4.09 per diluted share, compared to net income of $147.7 million, or $4.86 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year periods includes an approximately $0.03 and $0.17 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share in the current-year period was $4.06, compared to $4.69 in the prior-year period.

Current Business

Our preliminary consolidated same store sales in fiscal January have declined 1.5% compared to the prior-year period, driven by a 16.0% decrease in e-commerce sales, partially offset by growth in retail store same store sales of 1.2%.

Balance Sheet Highlights as of December 24, 2022

●	Cash of $50.4 million.
●	$59.1 million drawn under our $250 million revolving credit facility.

Fiscal Year 2023 Outlook

The Company is providing updated guidance for the fiscal year ending April 1, 2023, superseding in its entirety the previous guidance issued in its second quarter earnings report on October 26, 2022. As a result, for the fiscal year ending April 1, 2023, the Company now expects:

●	To open 43 new stores (33 stores opened Q3 year-to-date).
●	Total sales of $1.67 billion to $1.68 billion, representing growth of 12.2% to 12.9% over the prior year.
●	Same store sales range of approximately 0.5% to 1.0%, with retail store same store sales of approximately 2.5% to 3.0% and e-commerce same store sales of (10.5)% to (9.5)%.
●	Gross profit between $611 million and $615 million, or approximately 36.6% of sales. Gross profit includes an estimated 140 basis point decline from freight expense, partially offset by 40 basis points of product margin expansion.
●	Income from operations between $228 million and $232 million. This represents approximately 13.7% to 13.8% of sales.
●	Interest expense of $6.0 million.
●	Effective tax rate of 25.1% for the remaining three months of the year.
●	Net income of $167.2 million to $170.0 million.
●	Net income per diluted share of $5.51 to $5.60 based on 30.4 million weighted average diluted shares outstanding.
●	Capital expenditures between $90 million and $95 million.

●	Fiscal year 2023 is a 53-week year and the Company expects to generate approximately $34.0 million of sales and earn approximately $0.19 per diluted share in the 53rd week, which is included in the above guidance range.

For the fiscal fourth quarter ending April 1, 2023, the Company expects:

●	Total sales of $438 million to $448 million, representing growth of 14.4% to 17.0% over the prior year.
●	Same store sales range of approximately (3.0)% to (0.5)%, with retail store same store sales of flat to 2.0% growth and e-commerce same store sales of (20.0)% to (16.0)%.
●	Gross profit between $156 million and $160 million, or approximately 35.7% of sales. Gross profit includes an estimated 290 basis point decline from freight expense, partially offset by 40 basis points of product margin expansion.
●	Income from operations between $59 million and $63 million. This represents approximately 13.5% to 14.0% of sales.
●	Net income per diluted share of $1.42 to $1.51 based on 30.4 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2023 is scheduled for today, January 25, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until February 25, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13735762. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 336 stores in 41 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 24,	March 26,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$50,392	$20,674
Accounts receivable, net	14,811	9,662
Inventories	592,151	474,300
Prepaid expenses and other current assets	51,524	37,195
Total current assets	708,878	541,831
Property and equipment, net	231,651	155,247
Right-of-use assets, net	307,146	241,147
Goodwill	197,502	197,502
Intangible assets, net	60,766	60,813
Other assets	6,509	3,315
Total assets	$1,512,452	$1,199,855
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$59,071	$28,549
Accounts payable	153,934	131,394
Accrued expenses and other current liabilities	182,790	133,408
Short-term lease liabilities	49,226	43,117
Total current liabilities	445,021	336,468
Deferred taxes	27,401	26,895
Long-term lease liabilities	308,165	234,584
Other liabilities	2,655	2,232
Total liabilities	783,242	600,179

Stockholders’ equity:
Common stock, $0.0001 par value; December 24, 2022 - 100,000 shares authorized, 30,005 shares issued; March 26, 2022 - 100,000 shares authorized, 29,820 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	208,945	199,054
Retained earnings	529,621	405,477
Less: Common stock held in treasury, at cost, 190 and 135 shares at December 24, 2022 and March 26, 2022, respectively	(9,359)	(4,858)
Total stockholders’ equity	729,210	599,676
Total liabilities and stockholders’ equity	$1,512,452	$1,199,855

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 24,	December 25,	December 24,	December 25,
	2022	2021	2022	2021
Net sales	$514,553	$485,904	$1,231,954	$1,104,948
Cost of goods sold	326,739	294,245	777,214	678,711
Gross profit	187,814	191,659	454,740	426,237
Selling, general and administrative expenses	115,318	99,467	285,669	230,288
Income from operations	72,496	92,192	169,071	195,949
Interest expense	2,258	1,667	4,345	5,392
Other income/(loss), net	63	43	(210)	161
Income before income taxes	70,301	90,568	164,516	190,718
Income tax expense	17,529	21,337	40,372	42,981
Net income	$52,772	$69,231	$124,144	$147,737

Earnings per share:
Basic	$1.77	$2.34	$4.17	$5.01
Diluted	$1.74	$2.27	$4.09	$4.86
Weighted average shares outstanding:
Basic	29,813	29,637	29,790	29,518
Diluted	30,294	30,443	30,340	30,382

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	December 24,	December 25,
	2022	2021
Cash flows from operating activities
Net income	$124,144	$147,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,968	19,800
Stock-based compensation	9,562	7,807
Amortization of intangible assets	47	54
Noncash lease expense	35,203	28,701
Amortization and write-off of debt issuance fees and debt discount	101	1,834
Loss on disposal of assets	250	150
Gain on adjustment of right-of-use assets and lease liabilities	—	(258)
Deferred taxes	506	689
Changes in operating assets and liabilities:
Accounts receivable, net	(4,571)	5,797
Inventories	(117,851)	(109,882)
Prepaid expenses and other current assets	(14,430)	(41,596)
Other assets	(3,194)	(608)
Accounts payable	19,571	84,411
Accrued expenses and other current liabilities	32,785	73,490
Other liabilities	423	1,306
Operating leases	(21,464)	(28,876)
Net cash provided by operating activities	$87,050	$190,556
Cash flows from investing activities
Purchases of property and equipment	$(83,056)	$(39,749)
Net cash used in investing activities	$(83,056)	$(39,749)
Cash flows from financing activities
Borrowings on line of credit, net	$30,522	$—
Repayments on debt and finance lease obligations	(626)	(112,085)
Tax withholding payments for net share settlement	(4,501)	(2,710)
Proceeds from the exercise of stock options	329	5,554
Net cash provided by/(used in) financing activities	$25,724	$(109,241)

Net increase in cash and cash equivalents	29,718	41,566
Cash and cash equivalents, beginning of period	20,674	73,148
Cash and cash equivalents, end of period	$50,392	$114,714

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$58,324	$41,694
Cash paid for interest	$4,002	$3,497
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$27,474	$9,620

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 24,	September 24,	June 25,	March 26,	December 25,	September 25,	June 26,	March 27,
	2022	2022	2022	2022	2021	2021	2021	2021
Store Count (BOP)	321	311	300	289	278	276	273	266
Opened/Acquired	12	10	11	11	11	3	3	8
Closed	—	—	—	—	—	(1)	—	(1)
Store Count (EOP)	333	321	311	300	289	278	276	273

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	December 24,	September 24,	June 25,	March 26,	December 25,	September 25,	June 26,	March 27,
	2022	2022	2022	2022	2021	2021	2021	2021
Selected Store Data:
Same Store Sales (decline)/growth	(3.6)%	2.3%	10.0%	33.3%	54.2%	61.7%	78.9%	26.9%
Stores operating at end of period	333	321	311	300	289	278	276	273
Total retail store square footage, end of period (in thousands)	3,598	3,451	3,333	3,194	3,063	2,940	2,915	2,854
Average store square footage, end of period	10,806	10,751	10,717	10,648	10,597	10,575	10,563	10,455
Average net sales per store (in thousands)	$1,320	$966	$1,031	$1,094	$1,372	$965	$942	$792